Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2004 relating to the consolidated financial statements and financial statement schedule of NRG Energy, Inc. (Predecessor Company) for the period from January 1, 2003 to December 5, 2003 and as of December 31, 2002 and for the two years then ended and our reports dated March 10, 2004 relating to the consolidated financial statements and financial statement schedule of NRG Energy, Inc. (Reorganized NRG) as of December 31, 2003 and December 6, 2003, and for the period from December 6, 2003 to December 31, 2003, which appear in NRG Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
March 29, 2004